Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com
AT THE COMPANY:
John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release

Monday, September 27, 2004

CENTERPOINT INCREASES THIRD QUARTER & FULL YEAR 2004 EARNINGS GUIDANCE

ANNOUNCES 2005 EXECUTIVE TRANSITION & PROMOTIONS

Oak Brook, Illinois, September 27, 2004 - CenterPoint Properties Trust (NYSE: CNT) announced today that it increased third quarter and full year 2004 earnings guidance to reflect better than expected occupancy as well as investment, development and disposition volumes.  The guidance includes the positive impact of both the $109 million portfolio sale to a private investor (see August 30, 2004 press release) and the $125 million Prime industrial acquisition (see August 2, 2004 press release) expected to close shortly.

CenterPoint now expects to report third quarter 2004 earnings per share (“EPS”) in the range of $0.56 - $0.64 and FFO per share in the range of $0.64 - $0.66.  The Company expects to report full year 2004 EPS in the range of $1.70 - $1.90 and FFO per share in the range of $2.33 - $2.37.  Using the middle of the new guidance ranges, this represents an increase in full year 2004 EPS of 13.9% and FFO of 13.0% above 2003 reported results.

Executive Transition & Promotions

CenterPoint also announced today that its Board of Directors has approved a management transition and four executive promotions, which will go into effect January 1, 2005.  Under this plan, John S. Gates, Jr., CenterPoint’s Co-Chairman and Chief Executive Officer, will relinquish the CEO title and will transition to the role of an active Co-Chairman of the Board focusing on strategic, capital allocation and industry matters.  Concurrently, Michael M. Mullen, President and Chief Operating Officer, will become Chief Executive Officer.  Mr. Mullen joined one of CenterPoint’s predecessor companies in 1984 and has served as President since December 2001.

Paul S. Fisher, who joined the Company in 1991 as Chief Financial Officer, will take on the additional role of President.  Paul T. Ahern, Chief Investment Officer, will assume the title of Executive Vice President and Chief Operating Officer.  Mr. Ahern will be responsible for managing and adding value to the CenterPoint operating portfolio.

James N. Clewlow, Senior Vice President of Investments, will be named Executive Vice President and Chief Investment Officer, responsible for the Company’s acquisitions and dispositions.  Mr. Clewlow joined CenterPoint in 1997 and has executed in excess of $1 billion in investments.  He has also had day-to-day responsibility for CenterPoint Venture LLC since its inception and will continue in that role.

Mr. Mullen remarked, “I look forward to building upon CenterPoint’s success.  While the ‘batting order’ has changed, our team, our focus and our strategies have not.  No one - John included - is leaving.  Rather, we are simply reallocating our duties.  We will continue to focus on building our franchise and our ability to add value to industrial property in the metropolitan Chicago market.  I am confident in the team we have assembled over the years and look forward to the opportunities that lie ahead.”

“This is an excellent time to transition executive responsibilities at CenterPoint.  First, we are clearly seeing improving conditions throughout the 1.3-billion-square-foot metropolitan Chicago industrial market. Second, our build-to-suit and investment pipelines have never been larger and our balance sheet is very strong.  Moreover, the disposition market is very liquid with significant demand for our product.  Our 22 major business parks and 3,200 acres of land will enhance our franchise while also providing very visible earnings growth going forward.”

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Mr. Gates noted, “Mike Mullen knows the industrial real estate business inside and out.  Moreover, he has proven to be a terrific leader both internally and externally.  As President, Mike has been the Company’s chief real estate officer and a principal driver of its growth.  As CEO, he will continue to utilize his talents to grow CenterPoint as he has in the past.  As important, he and Paul Fisher have worked closely as a team for years, effectively managing much of the day-to-day at CenterPoint.  Together they have helped mold CenterPoint’s vision, strategy, culture, personnel and reputation and will continue to do so going forward.”

“In my new role, I will focus on strategic, capital allocation and industry matters. Overall, I expect to spend about a third of my time on CenterPoint activities.  This will afford me the opportunity to devote more of my energies to community, charitable and personal endeavors.  Nonetheless, as the Company’s very active Co-Chairman and a very large stockholder, I will continue to ensure that the Company continues to always act in the best interest of its shareholders and grow the trust that has been placed in us.”

Finally, Martin Barber, Co-Chairman of the Board of Trustees commented, “John started this Company twenty-one years ago and has provided exceptional leadership.  Over that period, CenterPoint has grown from nothing to something we are all very proud of.  But what we are all most proud of is the team we have assembled over the years.  The Board is confident they will continue to grow the Company’s franchise and earnings going forward.”

CenterPoint will hold its annual investor conference on Wednesday, September 29, 2004, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  This call is being webcast by Shareholder.com and can be accessed at the Investor Relations page of CenterPoint’s website, www.cntprop.com.

Executive Biographies

John S. Gates, Jr.

Mr. Gates co-founded CenterPoint Properties Trust (NYSE: CNT) in 1984 and has served as Chief Executive Officer since.  Mr. Gates graduated from Trinity College in 1976 with a BS in Economics and Philosophy and began his career as an Assistant to Governor James R. Thompson of Illinois.  In 1979, he joined CB/Richard Ellis, and in 1981, co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm.  Mr. Gates is Chairman of the Metropolitan Planning Council and serves on the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is a member of the Board of Directors of Children’s Memorial Hospital of Chicago, the University of Chicago Harris School of Public Policy and the University of Wisconsin Center for Urban Land Economics and Eaglebrook School.  He is a member of the Commercial Club of Chicago, Economic Club of Chicago, World Presidents Organization, Urban Land Institute, National Association of Industrial and Office Parks, and the Real Estate Roundtable.  Mr. Gates has been named “Outstanding REIT CEO” for each of the last six years by Realty Stock Review in their annual survey of institutional investors.

Michael M. Mullen

Mr. Mullen has been President and Chief Operating Officer since December 2001 and a Trustee of the Board since 1999.  He was Chief Operating Officer and Vice President from July 1997 to December 2001 and from August 1993 to July 1997, Mr. Mullen was the Executive Vice President - Marketing and Acquisitions and Chief Investment and Development Officer of the Company.  Mr. Mullen was a co-founder of FCLS and served as its Vice President - Sales, with responsibility for leasing, built-to-suit sales and acquisitions from 1987 to 1993.   He has been active in the metropolitan Chicago industrial property market for over 28 years and currently serves on the Executive Committee and the Board of Directors of the National Association of Office Industrial Properties (NAIOP), and on the Board of Directors of Brauvin Capital Trust, a private retail property REIT.   He is a graduate of Loyola University with a Bachelor’s degree in Finance as well as of Northwestern University’s J.L. Kellogg Graduate School of Management’s Advanced Executive Program.

Paul S. Fisher

Mr. Fisher has been an Executive Vice President of the Company since August 1993, Chief Financial Officer and General Counsel of the Company since 1991, and President and Chief Executive Officer of all Company affiliates since 2001.   Mr. Fisher also has served as a Trustee of the Company since 1999.   Between 1988 and 1991, Mr. Fisher was Vice President, Finance and Acquisitions at Miglin-Beitler, Inc., a Chicago-based office developer.   From 1986 to 1988, Mr. Fisher was Vice President, Corporate Finance, at The First National Bank of Chicago (now JP Morgan).   From 1982 to 1985, he was Vice President, Partnership Finance, at VMS Realty, a Chicago-

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based real estate syndication company.   Mr. Fisher graduated from the University of Notre Dame, summa cum laude, with a Bachelor of Arts degree in Economics and Philosophy in 1977 and was elected to Phi Beta Kappa.   Mr. Fisher received his Juris Doctorate from the University of Chicago School of Law in 1980.   He serves on the advisory board of the Guthrie Center for Real Estate Research at Kellogg Graduate School of Management.

Paul T. Ahern

Mr. Ahern has been Executive Vice President, Chief Investment Officer and Director of Portfolio Operations of the Company since June 1994.   Mr. Ahern started his career as an accountant for Centex Homes Corporation.   From June 1985 to June 1990, he was an investment analyst, leasing agent and an investment property specialist with CB Richard Ellis.   From June 1990 to January 1993, he was an investment property specialist for American Heritage Corporation, a real estate investment firm.   Mr. Ahern graduated from Indiana University in 1982 with a Bachelor’s degree in accounting.   Mr. Ahern is a member of The Society of Industrial and Office Realtors and the National Association of Real Estate Investment Trusts.

James N. Clewlow

Mr. Clewlow joined CenterPoint in 1997 and oversees investment activity for the Company.  Additionally, he manages CenterPoint Venture, a joint venture of the Company and CalEast Industrial Investors, LLC (a real estate operating company owned by The State of California Public Employees’ Retirement System and LaSalle Investment Management, Inc.).  Since its inception, it has been CalEast’s best performing venture.  Mr. Clewlow has been involved in industrial real estate since graduating from the University of Illinois, Urbana-Champaign in 1985.  He worked for CB Richard Ellis as an industrial real estate broker for 11 years serving the Chicago area before joining CenterPoint in an acquisitions capacity.  Mr. Clewlow received a Masters in Business Administration in 2004 from Kellogg’s Graduate School of Management at Northwestern University.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It owns and operates approximately 38 million square feet and the Company and its affiliates own or control an additional 3,185 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of June 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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